UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 30, 2005

MBNA Corporation
(Exact name of registrant as specified in its charter)

Maryland	1-10683	52-1713008
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Wilmington, Delaware	19884-0131
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(800) 362-6255

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

The net credit loss and loan delinquency ratios for MBNA Corporation (“the Corporation”), for its loan receivables and its managed loans for the month ended November 30, 2005, are presented in the table below.

	Net Credit Loss (a)	Delinquency (b)

Loan receivables	3.84%	2.90%
Credit card loan receivables	3.46	3.07
Other consumer loan receivables	5.37	3.14
Commercial loan receivables	1.62	1.44

Managed loans (c)	4.62	3.94
Managed credit card loans	4.47	4.10
Managed other consumer loans	6.29	3.74
Managed commercial loans	2.31	1.73

As more fully described in the Corporation’s Quarterly Report on Form 10-Q for the period ended September 30, 2005 (the “Third Quarter 10-Q”), the Bankruptcy Abuse Prevention and Consumer Protection Act (the “Act”) went into effect on October 17, 2005. In the period leading up to the effective date, there was a significant increase in the number of bankruptcy filings as obligors accelerated filings of Chapter 7 bankruptcy proceedings to avoid provisions of the Act that are adverse to obligors. The accelerated rate of filings resulted in a significant increase in the Corporation’s net credit losses for the month of November 2005 and will result in a further significant increase in the Corporation’s net credit losses for the month of December 2005, as bankrupt accounts are charged off by the end of the second calendar month following receipt of notification of the filing from the applicable court. Management expects the number of bankruptcy filings and resulting credit losses to be significantly offset in the periods following the effective date of the Act as a result of the earlier acceleration in filings and restrictions in the Act. The Corporation’s future net credit losses are by their nature uncertain and changes in economic conditions, regulatory policies, seasonality, and other factors may also impact losses. See “Important Factors Regarding Forward Looking Statements” on p. 95 of the Third Quarter 10-Q, which is incorporated herein by reference.

The following tables reconcile loan receivables data to managed loans data presented above (dollars in thousands):

	For the Month Ended November 30, 2005			At November 30, 2005
	Net Credit Losses (a)	Average Loans Outstanding	Net Credit Loss Ratio (a)	Delinquent Balances (b)	Ending Loans Outstanding	Delinquency Ratio (b)

Loan receivables:
Credit card	$57,677	$20,025,952	3.46%	$630,953	$20,542,464	3.07%
Other consumer	49,724	11,115,396	5.37	351,588	11,204,298	3.14
Commercial	5,586	4,129,178	1.62	59,960	4,158,886	1.44
Total loan receivables	$112,987	$35,270,526	3.84	$1,042,501	$35,905,648	2.90

Securitized loans:
Credit card	$321,313	$81,608,558	4.72	$3,556,988	$81,685,730	4.35
Other consumer	38,246	5,669,414	8.10	278,769	5,665,873	4.92
Commercial	5,331	1,532,873	4.17	38,332	1,532,553	2.50
Total securitized loans	$364,890	$88,810,845	4.93	$3,874,089	$88,884,156	4.36

Managed loans:
Credit card	$378,990	$101,634,510	4.47	$4,187,941	$102,228,194	4.10
Other consumer	87,970	16,784,810	6.29	630,357	16,870,171	3.74
Commercial	10,917	5,662,051	2.31	98,292	5,691,439	1.73
Total managed loans (c)	$477,877	$124,081,371	4.62	$4,916,590	$124,789,804	3.94

(a)
The Corporation’s net credit loss ratio is calculated by dividing annualized net credit losses, which exclude uncollectible accrued interest and fees and fraud losses, for the period by average loans, which include the estimated collectible billed interest and fees for the corresponding period.

(b)	Delinquency represents accruing loans that are 30 days or more past due.

(c)
Managed loans include loan receivables and securitized loans. The Corporation allocates resources on a managed basis, and financial data provided to management reflects the Corporation's results on a managed basis. Managed data assumes the Corporation's securitized loan principal receivables have not been sold and presents the net credit losses and delinquent balances on the securitized loan principal receivables in the same fashion as the Corporation's owned loans.

Management, equity and debt analysts, rating agencies and others evaluate the Corporation's operations on a managed basis because the loans that are securitized are subject to underwriting standards comparable to the Corporation's owned loans, and the Corporation services the securitized and owned loans, and the related accounts, together and in the same manner without regard to ownership of the loans. In a securitization, the account relationships are not sold to the trust. The Corporation continues to own and service the accounts that generate the securitized loan principal receivables. The credit performance of the entire managed loan portfolio is important to understand the quality of loan originations and the related credit risks inherent in the owned portfolio and retained interests in securitization transactions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MBNA Corporation

Date: December 15, 2005	/s/	Kenneth A. Vecchione
Kenneth A. Vecchione
Chief Financial Officer